Consent of Independent Registered Public Accounting Firm

The Plan Administrator of the

PSS World Medical, Inc. Savings Plan:

We consent to incorporation by reference in the registration statement (No. 33-80657) on Form S-8 of PSS World Medical, Inc. of our report dated August 17, 2006 relating to the financial statements and supplemental schedule of PSS World Medical, Inc. Savings Plan as of March 31, 2006 and 2005, and for the year ended March 31, 2006, which report appears in the March 31, 2006 annual report on Form 11-K of PSS World Medical, Inc. Savings Plan.

August 23, 2006

Certified Public Accountants